Exhibit 3.5

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COMMONWEALTH ALUMINUM SALES CORPORATION

May 27, 2010

1. The name of the corporation is Commonwealth Aluminum Sales Corporation (the “Corporation”). The Corporation was incorporated under the name “Commonwealth Aluminum Sales Corporation” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 16, 1992.

2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, and having been duly adopted in accordance therewith, this Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate’”) restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation. This Amended and Restated Certificate was duly adopted by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. This Amended and Restated Certificate is to become effective as of 1:05 p.m. Eastern Daylight Time on June 1, 2010.

4. The Certificate of Incorporation of the Corporation is hereby amended, integrated and restated to read in its entirety as follows:

FIRST: The name of the corporation is Aleris Rolled Products Sales Corporation (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of

Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 5,000 shares of common stock, par value $0.01 per share. The Corporation is not authorized to issue any non-voting equity securities.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the Corporation.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend and repeal the bylaws.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation

Law of the State of Delaware, as so amended. Any amendment, repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH: The Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

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In Witness Whereof, the undersigned has duly executed this Amended and Restated Certificate of Incorporation on the date first written above.

COMMONWEALTH ALUMINUM SALES CORPORATION

By:	/s/ Sean M. Stack
	Name:	SEAN M. STACK
	Title:	PRESIDENT